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                                                                  EXHIBIT (8)(b)


                           FORM OF SERVICE AGREEMENT

         THIS AGREEMENT, made as of the _____ day of _______________, 1998 (the "Effective Date") by and between Sage Life Assurance of America, Inc. (the "Client Company"), having its principal office and place of business at 300 Atlantic Street, Suite 302, Stamford, CT 06901 and Financial Administrative Services, Inc. ("FAS"), having its principal office and place of business at 1290 Silas Deane Highway, Wethersfield, CT 06109-4303.

                                   RECITALS:

         WHEREAS, Client Company desires to retain FAS to provide those services described in Exhibit A (the "Services"), for those products of Client Company described in Exhibit B (the "Products"); and

         WHEREAS, FAS desires to provide the Services;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

                             ARTICLE I: APPOINTMENT

1.01 Retainer. Subject to the terms and conditions set forth in this Agreement, Client Company hereby retains FAS to perform the Services.

1.02 Acceptance. FAS hereby agrees that on and after the Effective Date, upon the terms and conditions set forth hereinafter, it will perform the Services.
                                ARTICLE II: TERM
2.01     Initial Term; Renewal Term.  Unless earlier terminated as provided in
Article XIII, this Agreement, as amended from time to time, shall remain in full force and effect for a period of three (3) years from the date hereof (the "Initial Term") and thereafter shall automatically continue in full force and effect for succeeding 1-year renewal periods, until terminated as herein provided (each such additional 1-year period being a "Renewal Term'').

                            ARTICLE III: COMPENSATION

3.01 Fees and Charges. During the Initial Term and each Renewal Term, Client Company shall pay to FAS, within thirty (30) days after receipt of an FAS invoice, such fees and charges as determined in accordance with the provisions set forth in Exhibit C hereto. In the event the nature or quantity of the Services changes as a result of any request by Client Company, the related fees and charges shall change to the extent agreed to by Client Company and FAS and reflected on the Service Orders containing the requested changes or additions in Services and related adjustment to fees and services, each of which Service Orders reflecting a change, once signed by both parties, shall be deemed an amendment to Exhibit C. In the event the quantity or nature of the Services provided by FAS changes as the result of federal or state requirements enacted or promulgated after the date hereof, FAS shall have the right to modify such fees and charges, upon sixty (60) days' prior written notice to Client Company, to reflect the reasonable
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cost to FAS of complying with such changes.  In the event the Services encompass the adjustment or settlement of claims, FAS' compensation shall in no way be contingent on claims experience.

3.02 Expenses. Client Company shall reimburse FAS on a pass-through basis without the addition of any administrative or similar charges by FAS, for all out-of-pocket expenses reasonably and necessarily incurred by FAS in the performance of this Agreement or expressly authorized in advance by Client Company. Client Company shall make such reimbursements within thirty (30) days of receipt of an FAS invoice indicating such expenses and any supporting documentation that Client Company may reasonably request. Such expenses may include, without limitation, expenses incurred for:

         (a) data communications and related equipment usage charges authorized by Client Company and incurred on Client Company's behalf;

         (b) telephone charges incurred in communicating with Client Company, its insureds and its agents and representatives;

         (c) freight and postage charges incurred as a direct result of the Services performed hereunder for and on behalf of Client Company;

         (d) travel expenses (including transportation, parking, lodging and meals) incurred by FAS, its employees and/or its duly authorized agents and representatives in providing the Services;

         (e) charges for stationery and other supplies unique to Client Company or to the provision of the Services hereunder for Client Company; and

         (f) reasonable expenses incurred by FAS for extraordinary activities either requested by Client Company or authorized by Client Company to be performed during the implementation or administration of the Products or otherwise in performance of the Services.

3.03 Renewal Terms. For each Renewal Term, FAS shall be entitled to receive the same fees and charges as for the prior term, unless new fees and charges have been agreed upon in writing by the parties by amendment to Exhibit C prior to commencement of such term. Not fewer than onetwo hundred and twenty
(120) days prior to the end of any term hereof, FAS shall give Client Company written notice via certified or registered mail if FAS intends, effective at the start of the next Renewal Term, to increase its fees or charges to Client Company. Any increase in the fees shall occur no more than one(1) time per year at the commencement of each Renewal Term and shall be limited to a maximum of ten percent (10%). Unless Client Company elects not to renew this Agreement, or the parties otherwise agree in writing, such written notice shall be deemed an amendment to Exhibit C

3.04 Late Payment. Payment terms hereunder are net thirty (30) days from receipt of an invoice with interest at one and one half (1-1/2%) percent per month (but in no event more than the highest interest rate allowable by law) assessed on all amounts due and owing more than thirty (30) days; provided, however, that Client Company shall not be obligated to pay interest to FAS on an overdue amount unless FAS provides notice to Client Company of such overdue amount, and Client Company has not made payment to FAS within ten (10) business days after Client Company's receipt of such notice. In addition, Client Company shall pay FAS' costs of collection, including, without limitation, reasonable attorneys' fees and court costs.

                ARTICLE IV: REPRESENTATIONS AND WARRANTIES OF FAS

FAS represents and warrants to Client Company as follows:





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4.01     Organization; Standing.  FAS is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut.

4.02 Authority. FAS has the requisite corporate power and authority to execute and deliver this Agreement and to provide the Services contemplated hereunder. The execution and delivery of this Agreement and the performance of the Services have been duly approved and authorized by FAS' Board of Directors. No additional corporate action is required to authorize FAS to execute and deliver this Agreement or to perform the Services.

4.03 No Violation. Neither the execution and delivery of this Agreement nor the provision of the Services will conflict with or violate: (a) any provision of FAS' certificate of incorporation or bylaws; (b) any applicable law, rule or regulation; or (c) the terms of any contract to which FAS is a party.

4.04 No Viruses. FAS will take reasonable precautions to guard against, detect and alert Client Company to, and remedy, any known "virus" or "worm" (as such terms are understood in the computer industry) which may invade the FAS System and any enhancements or updates thereto

4.05 Year 2000 Systems Compliance. FAS represents and warrants that time-appropriate date codes, internal programs and all other aspects of systems support software will continue to operate beyond December 31, 1999 (the "Millenium Date Change") with at least the same level of functionality and accuracy provided prior to the Millenium Date Change. In the event of any decrease in functionality or accuracy such that the systems support software fails to operate beyond the Millenium Date Change with at least its pre-existing functionality and accuracy, FAS shall promptly restore such functionality and/or accuracy without charge to Client Company.

4.06 No Claims. There are no actions, suits, proceedings or investigations commenced or threatened against FAS that would materially adversely affect its provision of Services.

4.07 TPA. FAS is duly licensed as a TPA, adjuster and insurance consultant in all applicable jurisdictions.

4.08 Rights to Software. FAS owns or holds the right to develop, use and license all software used in connection with the Services free of any liens, claims or encumbrances of third parties.

4.09 Licenses. FAS covenants to maintain the necessary licenses from regulators and licenses from software and systems providers throughout the term of this Agreement.

4.10 Services. FAS will provide all services hereunder in a good and workmanlike manner, and shall perform according to the standards outlined in Exhibit D.

           ARTICLE V: REPRESENTATIONS AND WARRANTIES OF CLIENT COMPANY

Client Company represents and warrants to FAS as follows:

5.01 Organization; Standing. Client Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.02 Authority; Compliance. Client Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved and authorized by Client Company's Board of Directors. No additional corporate action is required to authorize Client Company to execute and deliver this Agreement or to consummate the transactions contemplated hereby. All of the prospectuses, policies, literature, advertising and other materials and forms heretofore or hereafter provided to FAS by Client Company





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have been, or at the time of delivery, shall have been, approved by all regulatory authorities whose approval is needed and filed with all regulatory authorities with whom such filings are required and are, or at the time of delivery shall be, and shall remain in material compliance with all applicable federal, state and local laws and regulations. All data and other information supplied to FAS by Client Company was and will be materially true and correct when supplied and Client Company will promptly update such data and information in writing to FAS when it becomes materially erroneous or misleading.

5.03 No Violation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, conflict with or violate: (a) any provision of Client Company's certificate of incorporation or bylaws; (b) any applicable law or regulation; or (c) the terms of any material contract to which Client Company is a party.

5.04 Authorized Representatives. Those persons identified in Schedule 5.04 hereto, as amended from time to time, as well as any Vice President or the President of Client Company (all of the foregoing collectively, "Client Company's Authorized Representatives"), are authorized to act for Client Company with respect to matters involving this Agreement and FAS shall be entitled to rely on their written instructions without further inquiry.

                       ARTICLE VI: RESPONSIBILITIES OF FAS

6.01 General. FAS shall perform the Services upon the terms and conditions set forth herein. To facilitate its performance of the Services, FAS shall maintain its facilities, equipment and systems (such facilities, equipment and systems collectively, the "FAS System") in good operating condition. FAS shall, nevertheless, have the right, at any time, and from time to time, to alter or modify any system, programs, procedures or facilities used or employed in performing its duties and obligations hereunder, provided that no such alteration or modification shall, without the consent of Client Company, which consent shall not be unreasonably withheld, materially change or affect the operations and procedures or materially increase costs or result in any degradation of the performance level of the Services of Client Company in using or employing the FAS System hereunder.

6.02 Security. In the performance of the Services, FAS shall establish and maintain facilities and procedures, including disaster recovery procedures, for the safekeeping of policy forms, check forms and facsimile signature imprinting devices, if any, and all documents, reports, records, books, files and other materials relative to this Agreement. A description of such facilities and procedures is available to Client Company upon request. FAS may amend, modify, replace or eliminate any of such facilities or procedures from time to time provided no such action would jeopardize the quality and security of its administration of the Products or its performance of the Services. FAS represents and warrants to Client Company that such facilities and procedures are adequate to protect the confidentiality of Client Company materials.

6.03     Compliance.   Provided Client Company timely informs FAS of changes in
laws or regulations that impact the administration of the Products, FAS shall, within a commercially reasonable period, modify the FAS System to the extent required in order to assure that its administration of the Products, including the reports, data and output produced in the course of such administration, remains in compliance with such amended laws and regulations.

6.04 Account Information Transfers. FAS shall be responsible for ensuring the integrity and accuracy of the account information and accounting reports transferred by FAS to Client Company except to the extent any inaccuracies are directly attributable to Client Company.





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                 ARTICLE VII: RESPONSIBILITIES OF CLIENT COMPANY

7.01 General. Client Company shall, in a timely fashion, provide FAS with all materials and information necessary for the timely and proper administration of the Products, including, but not limited to: policy forms; lists of all agents and representatives authorized to sell the Products, including their respective states of license; rate books; cash value and reserve factors; data records; actuarial support; mortality rates; and verified client files or facsimile thereof, such as microfilm or microfiche. Client Company shall also be responsible for providing FAS with any Product-specific actuarial and legal support needed in order for FAS to fulfill its policy and agent administration and financial reporting responsibilities under this Agreement, including, without limitation, those items identified in Section 7.04.

7.02 Lockboxes. Client Company, after consultation with FAS, shall establish such lockbox or lockboxes (at Client Company's expense) as may be reasonably required by FAS in order to administer the Products and provide the Services.

7.03 Representatives. Client Company shall immediately provide FAS with written notice of any change in the nature or extent of the authority of and the identity of Client Company's Authorized Representatives and of additions or deletions to the list in Schedule 5.04 of such representatives.

7.04     Data Input.

         (a) To enable Client Company to prepare its valuation reports, FAS shall provide Client Company with such information extracted from Client Company's data base as Client Company reasonably requests. Client Company shall be responsible for the actual calculation of required reserves.

         (b) To enable FAS to provide accounting reports to Client Company through FAS' General Ledger System, Client Company shall be responsible for:

          (i) defining the accounts to be used by the General Ledger System that produces the accounting reports;

          (ii) assigning Client Company's account numbers to the accounts in the General Ledger System; and

          (iii) verifying the accuracy of the Chart of Accounts, accounting reports and accounting procedures prior to FAS' running thereof in live production.

7.05 Compliance. To enable FAS to amend the FAS System so that its output complies with all applicable laws and regulations, Client Company shall promptly inform FAS in writing of all changes in such laws or regulations that affect any of the Products.


                             ARTICLE VIII: INDEMNITY

In addition to any rights and remedies available under other provisions of this Agreement, and subject to the limitations contained in Sections 8.03 and 11.06, the parties shall have the following rights and obligations.

8.01 By Client Company. Except as otherwise expressly provided in this Agreement, Client Company shall indemnify and hold FAS and its affiliates harmless from and against any and all actual liabilities, losses and damages incurred, expenses reasonably incurred (including reasonable fees of attorneys and





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other professional advisors and of expert witnesses) and judgments, settlements and court costs (all of the foregoing being referred to collectively hereinafter as "Damages and Claims") which Damages and Claims arise out of or are attributable to:

         (a) the performance by FAS of any of its obligations pursuant to this Agreement, including provision of the Services, provided such performance does not constitute gross negligence, willful or criminal misconduct or intentional non-performance;

         (b) Client Company's material breach of any representation or warranty under Article V or of any covenant under Article VII, X or XI;

         (c) Client Company's failure to properly safeguard the codes and/or passwords, if any, provided to implement Article XI, its failure to properly safeguard the information obtained pursuant to such article, and any acts or omissions of Client Company in its use of the information so obtained, including, without limitation, erroneous eligibility or claim coverage determination;

         (d) FAS' reliance to the material detriment of FAS on or use of information, rate books, cash value and reserve factors, data, records, documents or other information or materials received by FAS from Client Company, including, without limitation, Product-specific actuarial and legal advice; and

         (e) FAS' reliance on or implementation of any written instructions provided by any of Client Company's Authorized Representatives.

8.02 By FAS. Except as otherwise expressly provided in this Agreement, FAS shall indemnify and hold Client Company and its affiliates harmless from and against any and all Damages and Claims which arise out of or are attributable to FAS':

         (a) gross negligence, willful or criminal misconduct or intentional non-performance in providing the Services and performing its other obligations under this Agreement;

         (b)     material breach of any representation or warranty under
Article IV or of any covenant under Article VI or X; and

         (c) failure to implement timely and fully any reasonable written instructions by Client Company's Authorized Representatives pursuant to Section 5.04, unless such instructions were inconsistent with the terms of this Agreement or amounted to a unilateral amendment of such terms or such failure was otherwise reasonable under the circumstances.


         (d) System or Software Components for infringement of any patent of a third party or any trademark, servicemark, copyright, proprietary rights or other intellectual property rights of any kind of any third party, including, without limitation, the misappropriation of a trade secret. In the event of a intellectual property infringement claim against the FAS System or Software Components, FAS shall, at its option and own expense, either procure for Client Company the right to continue using the FAS System or Software Components or modify them so that they become non-infringing to the extent it is commercially reasonable to do so. In the event FAS is unable to perform either of these options within a commercially reasonable time period, then Client Company shall have the right to terminate this Agreement immediately upon notice to FAS.





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8.03     Limitations on Liability.

         (a) In the event FAS is unable at any time to perform its obligations under this Agreement because of strikes, equipment or transmission failure or damages, or other causes beyond its reasonable control, FAS shall not be liable for any resulting Damages and Claims, even if advised of the probability of their occurrence.

         (b) In the event of an error, omission or delay in any record, report, data, information or output prepared by or on behalf of FAS in performing its obligations under this Agreement, unless such problem resulted from actions or inactions of Client Company, FAS shall use its reasonable best efforts, at its expense, to promptly correct and reprocess such record, report, data, information or other output, provided Client Company promptly notifies FAS in writing of each such error or mistake. Provided it takes such corrective action, then, unless such error, omission or delay was primarily the result of FAS'gross negligence or willful or criminal misconduct, neither FAS nor its affiliates shall have additional liability to Client Company or any other person as a result of such error, omission or delay. Where any such error, omission or delay results in an improper payment to any person, FAS, upon notice thereof, shall promptly attempt to correct the improper payment, but neither FAS nor any of its affiliates shall be liable to Client Company for the amount thereof unless and except to the extent such error, omission or delay constitutes or is primarily the result of FAS'gross negligence or willful or criminal misconduct.

         (c) FAS shall not have any responsibility for reserve reporting or regulatory reporting other than to the extent expressly provided in this Agreement. Under no circumstances shall FAS or its affiliates be liable for any actuarial, personnel, processing or other expenses incurred by Client Company related to reserve or regulatory reporting should Client Company decide to use other than those systems and reports provided by FAS for this purpose.(d) WHETHER OR NOT SUCH DAMAGES AND CLAIMS ARE FORESEEABLE AND WHETHER OR NOT THE PERSON FROM WHOM INDEMNIFICATION WILL BE SOUGHT HAS BEEN ADVISED OF THE POSSIBILITY THEREOF, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR PUNITIVE DAMAGES OR FOR ANY DAMAGES AND CLAIMS THAT ARE INDIRECT, SPECIAL OR CONSEQUENTIAL (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR LOST BUSINESS REVENUE, LOST BUSINESS, FAILURE TO REALIZE EXPECTED SAVINGS OR OTHER SIMILAR COMMERCIAL OR ECONOMIC LOSS OF ANY KIND WHATSOEVER).

         (e) Anything in this Agreement to the contrary notwithstanding, the aggregate liability of FAS and its affiliates for all Damages and Claims pursuant to all proceedings brought or claims made during the term of this Agreement and thereafter based on, arising out of or otherwise relating to this Agreement or the Services, shall be limited to one-half of the aggregate fees (exclusive of reimbursement for expenses) earned by FAS hereunder (irrespective of when received) during the twelve (12) calendar month period preceding the date such proceeding is first instituted or claim is first made, but if instituted or made after termination of this Agreement, then during the twelve
(12) months immediately preceding such termination. The amount payable to Client Company by FAS or its affiliates for any such Damages and Claims shall be reduced by: (i) any sums owed to FAS by Client Company for Services already performed; (ii) any sums paid on behalf of FAS by its insurance carrier to Client Company or to the order of Client Company or that reduce Client Company's liabilities to third parties in respect of such Claims and Damages.





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                         ARTICLE IX:  STANDARD OF CARE

9.01 General. FAS agrees that in providing Services under this Agreement it shall (i) comply with the Standards for FAS Team processing Environment set forth in Exhibit D, (ii) conduct itself in accordance with all reasonable commercial and professional standards of care, diligence, and good faith, provide that such standards must be consistant with prudent management practices in the variable life insurance industry generally, and shall generally act in such a way as to preserve the goodwill toward Client Company on the part of the general public, customers and all those having business relations with Client Company and (iii) comply with all laws, regulations and contracts in its administration of the Products and its provision of the Services, except that insofar as such laws, regulations and contracts are product-related, FAS shall only be obliged to comply therewith in a timely fashion, and only if and to the extent Client Company has notified FAS thereof in writing sufficiently in advance of their effective date to reasonably enable FAS to amend the FAS System. FAS agrees at all times to maintain sufficient facilities and trained personnel of the kind necessary to perform its obligations under this Agreement. In addition, to the extent consistent with such laws, regulations and contracts, including this Agreement, FAS shall follow any written instructions of Client Company's Authorized Representatives, provided such instructions are reasonable under the relevant facts and circumstances.

9.02 Status of Personnel and Facilities. Whenever FAS utilizes its employees to perform Services for Client Company pursuant to this Agreement, such personnel shall at all times remain employees of FAS subject solely to its direction and control, and FAS shall alone retain full liability to such employees for their welfare, salaries, fringe benefits, legally required employer contributions and tax obligations. No facility of FAS used in performing Services for or subject to use by Client Company shall be deemed to be transferred, assigned, conveyed or leased by such performance or use pursuant to this Agreement.

9.03 Exercise of Judgment in Rendering Services. In providing any Services hereunder that require the exercise of judgment by FAS, FAS shall perform any such Service in accordance with the standards set forth herein and any additional guidelines Client Company develops and communicates to FAS.

9.04     Fiduciary Account.

         (a) All insurance charges or premiums collected by FAS on behalf of Client Company pursuant to this Agreement and/or returned premiums received from Client Company shall be held by FAS hereunder in a fiduciary capacity.
FAS shall promptly remit all such funds to the person entitled to them or promptly deposit them in a segregated fiduciary bank account established and maintained for the benefit of Client Company for such purpose. FAS shall make withdrawals from any such fiduciary account only for the following purposes:
(a) remittance to Client Company; (b) deposit into an account owned by Client Company; (c) transfer or deposit to a claims paying account established by FAS for the benefit of Client Company; (d) payment to an insured; or (e) remittance of returned premiums to the person or entity entitled to them. FAS shall require the bank in which the fiduciary account is maintained to keep records clearly recording the deposits and withdrawals from such account in a fashion that clearly distinguishes such deposits and withdrawals from those of any other person. FAS shall not pay any claims from this account.

         (b) All claims paid by FAS from funds collected on behalf of Client Company shall be paid only on drafts of, and as authorized by, Client Company.

         (c) Payment to FAS of any premiums or charges for insurance by or on behalf of any insured shall be deemed to have been received by Client Company, and returned premiums or claim payments forwarded by Client Company to FAS shall not be deemed to have been paid until such payments are received by the insured or claimant. Nothing contained in this Section 9.04(c) limits any right of Client





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Company against FAS resulting from the failure of FAS to make payments to
Client Company or Client Company's insureds or claimants.

9.05 Reports. In the preparation of any reports pursuant to this Agreement, FAS shall have no responsibility for making actuarial or legal determinations concerning the Products or other materials supplied by Client Company and shall be entitled to assume that all such items are legally and actually sufficient. FAS shall, however, prepare such reports in accordance with section 9.01.

ARTICLE X: CONFIDENTIALITY

10.01 By FAS. FAS acknowledges that all correspondence, documents, reports, records, books, files and other materials relative to Client Company, it business, its policyholders or the Products, whether supplied by or for Client Company or prepared by FAS, shall be the sole property of Client Company and that such property shall be held by FAS as agent during the term of this Agreement. Except as provided below, all information furnished by Client Company to FAS hereunder is confidential and neither FAS nor any of its affiliates, agents or representatives shall disclose any such information, directly or indirectly, to any third party except to the extent required by law to make such disclosure; and, in the case of FAS, to the extent necessarily resulting from provision by any of FAS' affiliates of services required by FAS in order to perform its obligations under this Agreement. Upon termination of this Agreement, FAS shall promptly transfer to Client Company all such correspondence, documents, reports, records, books, files and other materials at the expense of Client Company.

10.02 By Client Company. Client Company acknowledges that: (a) FAS and certain other persons have proprietary rights in and to the FAS System; and (b) that the FAS System constitutes and/or contains confidential material and trade secrets of FAS, its affiliates or unrelated persons. Accordingly, Client Company agrees to maintain the confidentiality of the FAS System. Further, Client Company acknowledges that this Agreement in no way gives Client Company any rights in or to the FAS System.

10.03 By Both Parties. Both parties acknowledge that this Agreement and the attached Exhibits and Schedules are confidential and proprietary and that the terms thereof shall not be shared with any person other than those persons who have a need to know in order to enable Client Company or FAS to perform their obligations under this Agreement and which persons are employees, advisors, representatives or agents of Client Company, FAS or the affiliates of either; provided that any such advisors, representatives or agents have signed confidentiality acknowledgements consistent with the provisions of this Article X before they have access to any such confidential information.

10.04 Exceptions. Anything herein to the contrary notwithstanding, the following information shall not be deemed confidential for purposes of this
Article:

         (a) information which is already public knowledge or becomes generally available to the public other than as a result of a disclosure by the party alleged to have violated this Article;

         (b) information which is lawfully acquired by a party on a non-confidential basis from a source (other than the other party to this Agreement); or

         (c) information that the disclosing party authorizes the receiving party to disclose to third parties by prior written authorization; or

         (d) information that is ordered to be disclosed by a court, administrative agency, or other governmental body with jurisdiction over the parties, provided that the ordered party will first have provided the disclosing party with prompt written notice of such required disclosure and will take





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reasonable steps to allow the disclosing party to seek a protective order with respect to the confidentiality of the information required to be disclosed.
The ordered party will promptly cooperate with and assist the disclosing party in connection with obtaining such protective order, at the disclosing party's expense.

10.05    Injunctive Relief.  Both parties acknowledge that the breach of this
Article X by either of them could cause the non-breaching party irreparable harm not compensable by monetary damages. Accordingly, the parties agree that the breach or threatened breach of this Article X by either of them shall entitle the non-breaching party to injunctive relief, in addition to any other available remedies.

10.06 Publicity. Notwithstanding the provisions of Section 14.12, neither FAS nor Client Customer shall directly or indirectly, by inference or otherwise, use any name, mark, logo or other identifier of the other party in any manner, or permit any third party to do so, without such other party's prior written consent. Without limiting the generality of the foregoing, neither FAS nor Client Company will, without the prior written consent of the other party, use in any advertising, publicity or other promotional endeavor, any name, mark or logo of such other party, or represent, directly or indirectly, by inference or otherwise, that Client Company has retained FAS, or that FAS has been retained by Client Company, to perform the Services.

                          ARTICLE XI: COMPUTER ACCESS

11.01 Authorization. Provided both parties hereto have authorized such access by signing in the space therefor on the signature page hereof, and subject to the terms and conditions set forth below, Client Company shall be entitled to obtain access on a "view only" basis (i.e., Client Company may not alter any data) to all data relating to the Products (the "Information") which is maintained on the computer(s) utilized by and on behalf of FAS in providing the Services to Client Company pursuant to this Agreement ("System Access").

11.02 Availability. Client Company's access to such data shall be limited to Mondays through Fridays, exclusive of holidays, between the hours of 8 a.m. and 5 p.m., Hartford, Connecticut time. FAS retains the right, however, to limit or otherwise change those hours at any time and for any reason with prior consent of Client Company, which consent shall not be unreasonably withheld. Furthermore, FAS makes no representations or warranties as to the ability of Client Company to successfully utilize System Access at any given time, in light of the fact that computer facilities suffer occasional "down time" but FAS shall provide reasonable advance notice of any scheduled "down time." For all of the foregoing reasons, FAS SHALL HAVE NO LIABILITY TO CLIENT COMPANY OR ANY OTHER PERSON AS A RESULT OF ANY SUCH PERSON'S INABILITY TO UTILIZE SYSTEM ACCESS AT ANY TIME OR FOR ANY REASON, EXCEPT FOR THE INTENTIONAL AND WRONGFUL NON-PERFORMANCE OR WILLFUL MISCONDUCT OF FAS.

11.03 Restrictions on Use. Client Company shall take no actions to affect or modify System Access, the Information or any of the hardware or software utilized by or on behalf of FAS in conjunction with System Access. Use of System Access to view data shall be made only through means and codes authorized by FAS hereunder or pursuant hereto, which means and codes Client Company agrees not to divulge to any person other than those of its employees, consultants or clients it wishes to have use System Access. Neither FAS nor any of its affiliates shall have responsibility for determining whether a person with the proper procedures and codes to utilize System Access was properly authorized to do so by Client Company.

11.04 Modification. FAS shall have the right to modify or cause the modification of the System Access program from time to time at its sole discretion without prior notice to Client Company, so long as there is no adverse impact on the business of Client Company or any degradation in the performance level of the Services. FAS shall expeditiously inform Client Company of any such modifications.

11.05 Security. In the event that Client Company suspects a possible breach of security with respect to System Access including, without limitation, any unintended disclosure of codes, or Client Company obtains Information through System Access on any person other than its own policyholders, then Client Company shall immediately notify FAS of such circumstances by telephone, followed by a confirmation in writing, specifying the nature of the problem.

11.06 Limitation of Liability. NEITHER FAS ANY OF ITS AFFILIATES OR CLIENT COMPANY SHALL BE LIABLE TO THE OTHER FOR ANY DAMAGES (EXCEPT DIRECT DAMAGES) OR CLAIMS ARISING OUT OF OR IN CONJUNCTION WITH THE PARTICIPATION BY CLIENT COMPANY OR ANY OF ITS CLIENTS OR CLIENT COMPANY POLICY HOLDERS IN SYSTEM ACCESS, INCLUDING, WITHOUT LIMITATION, ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF.


11.07 Internet Access. FAS acknowledges that Client Company is developing an internet web site ("Site"), the purpose of which will be to, among other things, (a) provide general information about Client Company and its products,
(b) allow registered representatives, policy holders, and the general public to access information regarding variable account unit values and fixed account interest rate offerings, and (c) allow policy holders to access values and other information regarding their own contracts and make investment allocation and other changes. FAS agrees to cooperate with Client Company, and any third party the Client Company has engaged to develop an electronic interface to provide information they may need to develop the Site including, but not limited to, variable and fixed account values, contract values, and registered representative database information. Furthermore, FAS agrees that it will accept service requests via the Site and the internet to the extent Client Company has built the capability into the Site and to the extent policy holders, registered representatives, and the public actually use it for its intended purposes.

                              ARTICLE XII:  ACCESS

12.01 By Client Company. Upon reasonable notice to FAS, Client Company shall have access, during normal business hours, to all documents, records, books, files and other materials relative to this Agreement and maintained by FAS, subject to Client Company's adherence to FAS' security practices and procedures.

12.02 Auditors and Regulators. Client Company and its duly authorized independent auditors shall have the right upon reasonable notice to FAS and at reasonable frequencies (it being agreed by FAS that semi-annually is reasonable) during FAS' normal business hours to perform on-site examinations, inspections and audits of records and accounts directly pertaining to the Products. At the request of Client Company, FAS shall make available to Client Company's auditors and to representatives of regulatory agencies, all reasonably requested records in its custody relating to Client Company, as well as access to FAS' operating procedures and premises.

12.03 Records Retention. FAS agrees to maintain in its principal administrative office and make available to Client Company complete books and records of all transactions by and among FAS, Client Company and Client Company's insureds. The books and records of all such transactions shall be maintained in accordance with prudent standards of insurance record keeping and shall be maintained for the duration of this Agreement and for a period of not less than seven (7) years thereafter. At the end of such period, FAS shall notify Client Company that it intends to destroy all such records unless, within thirty (30) days of receipt of such notice, Client Company makes arrangements, at its expense, for the packaging, pick-up and delivery of such records to a destination of its choosing, which arrangements are reasonably satisfactory to FAS. Any trade secrets contained in such books and records, including, but not limited to, the identity and addresses of policyholders and certificate holders, are confidential. The foregoing notwithstanding, the Commissioner of Insurance or similar regulator in any jurisdiction may have access to such books and records for the purpose of examination, audit, inspection and use in any investigation or other proceeding instituted against either party, provided such access is limited to the specific materials requested by such regulator.

                           ARTICLE XIII:  TERMINATION

13.01 At End of Term. If Client Company wishes not to renew this Agreement, it may do so effective as of the end of the then current term, but only if it gives FAS 90 days' written notice of such non-renewal, accompanied by a fee equal to the total fees payable by the Client Company to FAS during the two (2) preceding calendar months, such additional two months' fee to be applied against any sums which would otherwise be payable to FAS under this Agreement for the last two (2) months of the then current term. Failure to make this payment shall be grounds for FAS to terminate this Agreement immediately.

13.02 Late Payment. If Client Company has not made a payment of fees and charges pursuant to Section 3.01 within [ten (10)] days of the date on which such charges were due, FAS may give notice to Client Company of such non-payment. At any time after the expiration of thirty (30) days following the giving of such notice by FAS to Client Company, FAS may terminate this Agreement if, at such time, such fees and charges referred to in such notice remain due and unpaid by Client Company.

13.03 Other Defaults; Bankruptcy. If either of the parties (the "Defaulting Party") hereto materially breaches this Agreement or is materially in default in the performance of any of its duties and obligations hereunder (other than Client Company's obligations of payment under Section 3.01), the other party hereto may give written notice thereof to the Defaulting Party and if such default or breach shall not have been remedied to the non-defaulting party's reasonable satisfaction within thirty (30) days after such written notice is given, the non-defaulting may terminate the Agreement effective upon the giving of notice of such termination to the Defaulting Party. At its option, either party hereto may also terminate this Agreement without prior notice and be relieved of its obligations under this Agreement in the event the other party experiences an Event of Bankruptcy, as defined in Article 14.

13.04 Termination by Mutual Consent. This Agreement may be terminated at any time during its term upon the mutual written consent of both parties hereto.

13.05 Continued Services. Section 13.03 notwithstanding, if FAS elects to terminate this Agreement for other than non-payment of fees and charges and if Client Company shall so request in writing and shall pre-pay the anticipated fees for continuation of the Services, FAS shall continue to provide the Services for such period of time as Client Company may request, not to exceed three (3) months following that date on which this Agreement would otherwise have terminated, such service to be provided in accordance with the terms of this Agreement, but at one hundred twenty-five (125) percent of the fees in effect with respect thereto for the term immediately preceding such three-month period. In the event that the Agreement is terminated for any reason, FAS shall offer reasonable assistance to Client Company in converting the records of Client Company from the FAS System to whatever service or system selected by Client Company to replace the FAS System (subject to reimbursement to FAS for such assistance at its standard, published rates and fees at that time).13.06
Non-Waiver.     Termination of this Agreement due to default or breach by Client
Company shall not constitute a waiver of any rights of FAS in reference to Services performed prior to such termination or of any rights of FAS to be reimbursed for expenditures. Termination of this Agreement due to default or breach by FAS shall not constitute a waiver by Client Company of any rights it might have under this Agreement.

                           ARTICLE XIV: MISCELLANEOUS

14.01 Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party hereto without the prior written consent of the other, which consent shall not be unreasonably withheld. The foregoing notwithstanding, in the event of its merger FAS' rights and obligations hereunder may be assigned to the succeeding entity by operation of law without Client Company's prior written approval. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

14.02    Dispute Resolution.

         (a) The parties to this Agreement understand and agree that the implementation of this Agreement will be enhanced by the timely and open resolution of any disputes or disagreements between such parties. Each party hereto agrees to use its best efforts to cause any disputes or disagreements between such parties to be considered, negotiated in good faith and resolved as soon as possible.

         (b) It is the intention of the parties hereto that customs and usages of the business of life insurance shall be given full effect in the interpretation of this Agreement other than to the extent the unique aspects of the transaction render such customs and usages inapplicable. The parties hereto shall act in all things with the highest good faith. Any dispute or difference with respect to the operation or interpretation of this Agreement on which an amicable understanding cannot be reached shall be submitted to arbitration in accordance with the then current Rules of the American Arbitration Association, and such arbitration shall be mandatory and binding. The arbitrators shall be free to considerations relating to equity and customary practices of the life insurance industry in their consideration of the legal issues involved.

         (c) The arbitration shall be held in Stamford, Connecticut and shall consist of three arbitrators. Client Company shall appoint one arbitrator and FAS the second. Such Arbitrators shall then select the third arbitrator before arbitration commences. The arbitrators appointed by the parties shall in good faith endeavor to select for the third arbitrator a person who is either an active or retired executive officer od a life insurance company, data processing comapany or third-party providor.

         (d)     Decisions of of the arbitrators shall be by majority vote.
The cost of arbitration, including the fees of the arbitrators, shall be borne as the arbitrators shall decide. Judgment on any award granted by the arbitrators may be entered in a Federal court of competent jurisdiction located in Stamford, Connecticut.

14.03 Remedies. The remedies provided for in this Agreement are the sole and exclusive remedies available to the parties hereto for: (a) any Damages and Claims based upon, arising out of or otherwise relating to this Agreement and the transactions contemplated hereunder; and (b) for any breach or threatened breach of this Agreement.

14.04 Independent Contractor. It is understood and agreed that the Services are performed hereunder by FAS as an independent contractor and not as an employee or partner of Client Company, and nothing contained in this agreement shall be construed to create the relationship of joint venture or partnership between FAS and Client Company.

14.05    Definitions.  For purposes of this Agreement:

         (a) "affiliate" shall mean a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another Person or beneficially owns or has the power to vote or direct the vote of twenty-five percent (25%) or more of any class of voting stock (or of any form of voting equity interest in the case of a person that is not a corporation) of such other person. For purposes of this definition, "control", including the terms "controlling" or "controlled", means the power to direct or cause the direction of the management and policies of a person, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

         (b) "insured" means a person who has a contract with Client Company for any of the Products;

         (c) the terms "Products", "certificate", "certificates", "contract" and "contracts" are interchangeable where appropriate and refer to the primary coverage documents for each insured and not to Master Policy(ies) or other agreements that govern the insurance coverage of each group;

         (d) "person" means a natural person, corporation, limited liability company, partnership, association, joint stock company, governmental entity, business trust, unincorporated organization or other legal entity; and

         (e)     "Event of Bankruptcy" has the meaning set forth in Schedule
14.05(d).

14.06 Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements with respect to the subject matter hereof, whether oral or written. Except as otherwise expressly provided in this Agreement, this Agreement, including the Exhibits and Schedules hereto, may not be modified and no provision hereof may be waived except in a written instrument executed by both of the parties hereto. The waiver by either party hereto of any provisions of this Agreement on any one or more occasions shall not be construed to constitute a waiver of that or any other provision on any other occasion.

14.07 Survival. The representations, warranties, covenants and obligations contained herein shall survive the execution of the Agreement and the performance of the Services hereunder.

14.08 Governing Law. This Agreement shall be governed by the laws of the State of Connecticut without giving effect to conflicts of law principles.

14.09 Exhibits and Schedules. The Exhibits and Schedules hereto, including any agreed upon amendments thereto, shall be deemed a part of this Agreement as fully and effectively as set forth in full in the body of this Agreement. The terms used in the Exhibits and Schedules shall have the same meaning as such terms have in this Agreement, unless the contrary intention is clearly manifested in such exhibits or schedules.

14.10 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.11 Approval of Advertising and Marketing Materials. In performance of the Services, FAS may use only such advertising and marketing materials pertaining to the Client Company, the products or otherbusiness underwritten by Client Company that are approved by Client Company in advance of its use.

14.12    Additional Requirements in Certain States.

         (a) Client Company acknowledges its responsibility to cooperate in registering FAS as an administrator in certain states in which Client Company conducts business, including, in some cases, completing and authorizing a Certificate of Registration and a surety bond (if required, attached as Exhibit
E).

         (b) In those states for which such is required, FAS will provide a written notice, approved by Client Company, to insureds advising them of the identity of and relationship among FAS, the policyholder and Client Company, and/or of whatever other matters, applicable laws and regulations may from time to time require.

         (c) With respect to insureds resident in states requiring such, FAS, in connection with the collection of funds for Client Company, shall identify and separately state in writing to the persons paying any charge or premium for coverage, the amount of any such charge or premium specified by Client Company for such coverage.

14.13    Notice.   All notices required or permitted to be given under this
Agreement shall be in writing and shall be deemed duly given upon delivery if personally delivered, upon confirmation of transmission by sending machine if sent by facsimile, upon the third business day after mailing if sent by registered or certified mail, postage prepaid, and upon receipt if sent by reputable courier, as follows, or to such other address or persons either party may designate to the other party hereunder:

         If to Client Company, to:

         Sage Life Assurance Company of America, Inc.
         300 Atlantic Street, Suite 302
         Stamford, CT  06901
         Attention:  Mr. Robin I. Marsden
         Telephone:  (203) 324-6338
         Facsimile:  (203) 324-6173

         with a copy to:

         Sage Group Limited
         Sage Centre
         10 Fraser Street
         Johannesburg, South Africa
         Attention:  Mr. H. Louis Shill
         Telephone:  011-27-11-337-5550
         Facsimile:  011-27-11-834-1910

         If to FAS to:

         Financial Administrative Services, Inc.
         1290 Silas Deane Highway
         Wethersfield, Connecticut  06109-4303
         Attention:  Ms Belinda Monat
         Telephone:  (860) 513-6075________
         Facsimile:  (860) 513-6079 ________.

14.14 No Third Party Beneficiaries. Except as otherwise specifically provided for herein, nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

14.15 Right to Contract with Third Parties. Nothing herein shall be deemed to grant FAS an exclusive right to provide services to Client Company, and Client Company retains the right to contract with any third party, affiliated or unaffiliated, for the performance of services other than the Services as are available to or have been requested by Client Company pursuant to this Agreement, whether for the Products or other products of the Client Company. Likewise, nothing herein shall be deemed to grant Client Company an exclusive right to utilize FAS' services, and FAS retains the right to contract with any third party, affiliated or unaffiliated, for the performance of services.

14.16 Cooperation. The parties agree to cooperate with each other in a commercially reasonable manner in order that the duties assumed by the parties under this Agreement may be effectively, efficiently and promptly discharged. Each party shall at all reasonable times during normal business hours under the circumstances make available to the other party properly authorized personnel for the purpose of consultation and decision.

14.17 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties.

14.18 Force Majeure. Neither FAS nor Client Company shall be deemed to be in default of this Agreement to the extent that the performance of its respective obligations or attempts to cure any breach of this Agreement are delayed or prevented by reason of an act of God, fire, electrical outage, natural disaster, act of government, or any other cause beyond the control of such party (each, an "Event"); provided, however, that the provisions of this
Section 14.18 shall be inapplicable with respect to FAS to the extent to which the disaster recovery systems of FAS are or, under ordinary standards of due care within the industry, should have been adequate and sufficient to avoid such period of delayed or prevented performance.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers as of the date and year first above written.

          SAGE LIFE ASSURANCE COMPANY OF AMERICA, INC.

Attest:          By:  ______________________________________

Its:             ___________________________________________


          FINANCIAL ADMINISTRATIVE SERVICES,

Attest:          By:  ______________________________________

Its:             ___________________________________________

       System Access authorized(1) effective as of ___________, _______ [to be completed by FAS only]

       FAS: By: ____________________________________________

       Client Company: By: __________________________________

       Date: ________________________________________________





__________________________________

         (1)       Not effective unless and until signed by both parties.

                                                                       EXHIBIT A


                                    SERVICES


I.       SET UP PHASE

         A.      STANDARD

                 1. Loading all appropriate plan parameters to establish the Products in the FAS environment.

                 2. Implementation of the billing and premium collection process,

                 3. Formatting and implementation of the Policyholders' Annual Statement and any other client-specific forms.

                 4.       Implementation of accounting.

                 5.       Implementation of appropriate management reporting.

                 6. Development of Client Company-specific administrative procedures and service levels.

         B.      OPTIONAL

                 1. Conversion of Policy records from current administrative system(s).

II.      ADMINISTRATIVE PHASE

         A.      Standard

                 1. COLLECTION OF PREMIUMS. FAS shall deposit all premiums into a Client Company owned and controlled lockbox. The deposits and accompanying data respecting such lockbox shall be transmitted by the bank to FAS. Upon receipt of this data, FAS shall balance the collections to the bank deposit record and enter such data into the administrative system, credited to the insured's/annuitant's policy. FAS shall also be responsible for:

                          -       processing EFT premium payments;
                          - processing returned, unhonored checks and EFT payments;
                          -       processing change in EFT bank accounts;
                          -       sending confirmation statements for the
                                  Products;
                          - generating and mailing scheduled premium payments;

                          - generating and mailing guideline/MEC letters for the Products violating the maximum premium payment allowed; and
                          - generating and mailing lapse warnings/letters for applicable life insurance.

                 2. PAYMENT OF COMMISSIONS. FAS is responsible for entering the commission rates and agent information provided by Client Company into the administrative system. FAS is also responsible for generating proper commission payments and commission statements for all premium payments/deposits received and applied to the Products. FAS shall promptly send commission payments in accordance with the schedule authorized by Client Company, by mail or EFT.

                          FAS shall also answer routine commission inquiries from Client Company's Home Office and commission payees (i.e., amount of commission, rate of commission, status of commission).

                          FAS shall generate the 1099 MISC Tax Forms at year end and file with the IRS for Client Company, or transmit information to Client Company if the latter prefers to handle this tax reporting.

                 3. WRITTEN COMMUNICATIONS. Policies, certificates, booklets, termination notices or other written communications delivered by Client Company to FAS for delivery to Client Company's policyholders shall be delivered by FAS promptly after receipt of instructions from Client Company to do so.

                 4. POLICYHOLDER SERVICES. FAS shall answer routine policyholder and agent calls to Client Company's "800" number. Additionally, FAS shall respond to written inquiries regarding particular policies.

                          Requests for address changes, beneficiary changes, title changes, assignments and policy changes shall be proceeded at FAS, using Client Company forms and letters to confirm completion of requests.

                          Requests for policy disbursements shall be handled at FAS. These include loans, partial withdrawals, surrenders and exchanges. Client Company shall assist in writing acceptable disbursement procedures and providing company forms and form letters. FAS shall verify the owner's signature for every disbursement. Conservation efforts shall occur at Client Company's Home Office. FAS shall generate and mail the necessary 1099R tax forms for these disbursements and file with the IRS on behalf of Client Company, or provide Client Company with the information needed to do this reporting if they prefer to control the tax reporting.

                 5. CLAIMS PAYMENT. FAS shall accept notification of a pending claim, and:

                          - send a Client Company approved condolence letter advising of requirements to consider approval of the claim;
                          - notify Client Company's Claim Department of a potential claim;
                          - process the claim, after Client Company adjudicates the claim; and
                          - prepare the needed 1099 tax reports and file with the IRS on behalf of Client Company, or transmit the necessary information to Client Company to do the reporting if the latter prefers.

                 6. NEW BUSINESS ISSUES. FAS is responsible for entering the applicable information from the applications into the administration system, generating the policies and "Welcome Kits", assembling and forwarding the policies to the party designated by Client Company. Any underwriting or suitability checks shall occur at Client Company prior to FAS issuing any policies.

                          Follow up for outstanding life insurance requirements is the responsibility of Client Company.

                 7. RECORD KEEPING. FAS shall maintain a complete policy file on record, either in the form of a paper file or microfiche. FAS shall provide Client Company with copies of each policy file on either paper or microfiche.

                          All production cycles, which include accounting reports, quarterly/annual statements, and confirmation statements shall be maintained at FAS on a daily, chronological microfiche. Records shall be maintained for a period of not less than seven (7) years.


                 8. ACCOUNTING. FAS basic accounting support for Client Company includes:

                          - setting up one (1) Chart of Accounts, as submitted by Client Company;
                          - balancing the daily cycles for completeness and accuracy;
                          - research and resolution of reconciling items and
                          -       for variable business:

                                  -        supporting investment options
                                           relating to the Products;
                                  -        receiving unit values from Client
                                           Company or NAVs from fund company
                                           and calculating unit values;
                                  -        preparing and transmitting trade
                                           sheets to Client Company;
                                  -        running the trade system; and
                                  -        preparing/posting M&E from the trade
                                           system.

                 9. REPORT PRODUCTION. FAS shall provide the following reports daily with respect to the prior day's activities:

                          - ERROR REPORT. This report displays all errors and warnings that occur on transactions in the batch cycle.

                          - CONTROLS REPORT. This report is used to balance the daily cycle activity. This report shows the beginning value of each fund, the effect of financial activity during cycle on each fund and the balance of each fund once the cycle is completed.

                          - FINANCIAL ACTIVITY. This report displays detailed information on every transaction processed or reversed in the last batch cycle. This is based on policy number order.

                          - REMITTANCE REPORT. Similar to the Financial Activity Report in format, this report displays all payment transactions.

                          - WITHDRAWAL REPORT. Similar to the Financial Activity Report in format, this report displays all withdrawal transactions.

                          -       SUSPENSE REPORT.  This report produces:

                                  -        a detailed description of each item
                                           on the Suspense file; and
                                  -        a summary of items by age
                                           outstanding in the Suspense file.

                          - ISSUE REPORT. This report displays the age in days from the application date of each pending issue policy.

         B. Optional (only provided if requested by Client Company; there may be an additional charge)

                 1. ADDITIONAL 1035 FOLLOW UP. 1035 letters/follow up can be done at FAS for an additional issue fee. For 1035 Exchanges lacking cost basis information, FAS shall send a request to the original company and one
                          (1) follow up letter. For delivery receipts, FAS shall send one (1) follow up letter and then send to Client Company's Home Office for disposition if the receipt is not obtained.

                 2. OTHER ACCOUNTING SERVICES. Other accounting services that would be available for additional fees include:

                          -       preparing Client Company trades;
                          -       preparing and completing wires;
                          -       reconciling cash accounts/bank statements;
                          -       balancing shares/units;
                          - setting up additional charts of account submitted by Client Company; and
                          - providing support for additional investment options.

                 3. ADDITIONAL REPORTS. Additional reports that can be generated monthly upon request:

                          - NEW BUSINESS. This report lists policies awaiting initial premium. In addition to the company, policy number and policy effective date, the expected premium is also reported. Expected premium is the schedule billed premium, not necessarily the balance of the initial premium not yet received.

                          - PAID NEW BUSINESS. This report lists policies that changed from pending initial premium to active status during the reporting period.

                          - AGENT NEW BUSINESS. This report list by Agency/Agent policies awaiting initial premium. Policy status, agency, agent, company, policy number, application date and last name are reported.

                          - ACTIVITY BY PRODUCT/PLAN/LOB. This report details the financial activity by product plan and line of business.

                          - ACTIVITY BY STATE. This report details the financial activity by state, country, city and plan.

                          - PREMIUM VS. ACCUMULATED VALUE. This report provides a comparison of the accumulated policy value to the accumulated policy value to the accumulated premiums less withdrawals for each policy.

                          - RESERVES. This report generates a reserve extract file containing detailed reserve information on all products.

                          - DISBURSEMENT SUSPENSE. This report prints disbursement checks from the suspense file. Disbursement checks are on the suspense file with a source of "SYST". The suspense check indicator shall be "N".

                          - SURRENDER REPORT. Similar to the financial activity report in format this report displays detail information on all surrenders.

                          - DEATH REPORT. Similar to the financial activity report in format this report displays information on all death claims.

                          - ACCOUNTING JOURNAL REPORT. This report shall indicate if the system encountered any problems when writing the accounting extract file.

                          - INVALID JOURNAL REPORT. In the course of generating accounting information in batch cycle processing, some transactions processed may not be matched with the chart of accounts. This reports the transaction components (item IDs) which could not be located.

                          - ACCOUNTING REPORT. This report produces the accounting for that cycle.

                          - OUT OF BALANCE REPORT. This report prints the detailed accounting entries for Products for which the accounting does not balance.

III.     MODIFICATIONS

         Any modifications requested by Client Company shall be submitted in writing on a Service Order in the form of the one attached to this Exhibit.

                              SERVICE REQUEST FORM


DATE: ________________   TME:__________________  REQUESTOR:___________________

REQUEST FOR ESTIMATE ONLY:_____________ SERVICE REQUEST:______________________

ACCT. MAN. APPROVAL:_______________    COMPANY EFFECTED:______________________

APPROVED BY:_______________________________________  (Approval by Acct. Manger)

PROBLEM AFFECTS:_______________________________ (i.e. Accounting, Valuation...)

===============================================================================

Description of Request: Be specific and attach any applicable documentation including screen prints and calculations.

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________


===============================================================================

Date Received:__________ Date Assigned:_____________   Assigned To:__________

Describe Resolution of The Problem:

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

Resolved By:________________________________ Date Resolved:___________________

Requestor's Signature of Approval:____________________________________________

                                                                       EXHIBIT B


                                    PRODUCTS


Attached hereto is a copy of each of the policy forms filed or to be filed with any regulatory agency and which is associated with the Products subject to this Agreement.

                                                                EXHIBIT C


                                 COMPENSATION

                                                                       EXHIBIT D


             STANDARDS FOR FINANCIAL ADMINISTRATIVE SERVICES, INC.
                          Team Processing Environment

The following standards assume a team processing environment where a small group of highly trained individuals are committed to processing any policy level transaction on a "good order - same day" basis, completing any policyowner request by phone or by mail, and assuring that the service provided to policyowners, registered representatives, agents, and home office personnel is of the highest quality.

These standards contain information of Financial Administrative Services, Inc.
(FAS), which is provided for the sole purpose of permitting the recipient to evaluate the standards submitted herewith. In consideration of receipt of this document, the recipient agrees to maintain such information in confidence and to not reproduce or otherwise disclose this information to any person outside the group directly responsible for evaluation of its contents, except that there is no obligation to maintain the confidentiality of any information which was known to the recipient prior to receipt of such information from FAS or becomes publicly known through no fault of recipient, or is received without obligation of confidentiality from a third party owing no obligation of confidentiality to FAS.


                                 NEW BUSINESS

APPLICATION PROCESSING:

Timeliness

         100% of applications received by 3:00 p.m. will be pended on PolicyLink and all premiums will be applied to suspense. (this may be extended to 4:00 p.m. if arrangement with local lockbox can be negotiated)

Quality

         98%  to 100%  are processed error free.

ISSUE PROCESSING:

Timeliness

         100% of approvals/declines received by 3:00 p.m. from Client Company underwriting dept. for policies in good order, with premium in suspense, will be issued or declined with cash being applied or refunded that day.

Quality

         98% to 100% are processed error free.

REPLACEMENT/1035 EXCHANGE/ROLLOVERS/DIRECT ROLLOVERS/TRANSFERS:

Timeliness

         100% of requests for exchange are mailed to the exchanging company within one (1) business day of receipt in good order by 3:00 p.m. Written follow-up on exchanges will be done at 30, 60 and 90 days. Telephone follow-up on exchanges will be done at 14 and 45 days in addition to letter.

Quality

         98% to 100% of all replacements are processed error free.

POLICY ASSEMBLY AND MAILING:

Timeliness

         100% of all issues will be assembled and mailed within two (2) business days of receipt of all requirements in good order by 3:00 p.m.

Quality

         98% to 100% of all issues are assembled and mailed error free.

CANCEL/NOT TAKEN/FREE LOOK:

Timeliness

         100% of all free looks are processed the day of receipt in good order by 3:00 p.m.

Quality

         98% to 100% of all free looks are processed error free.


                              POLICY OWNER SERVICE

TELEPHONE:

Timeliness

         Average speed of answer is less than 30 seconds. Abandon rate is less than 3%.

Standard

         Caller is greeted with courtesy, patience, clarity, moderate volume and proper speed. During the telephone conversation, the Policyowner Service Rep. uses caller's name, sounds alert and shows interest regarding the call. At the end of the call Policyowner Service Rep. summarizes the call and provides a confirmation number for financial transactions. Asks if they can help with anything else.

ASSIGNMENT, ADDRESS/TITLE CHANGE:

Timeliness

         100% of all changes will be processed within one (1) business day of receipt in good order by 2:00 p.m.

Quality

         98% to 100% of all changes and associated correspondence are processed error free.

FUND TRANSFERS:

Timeliness

         100% of all fund transfers (both written and telephone) received prior to 4:00 p.m. will be processed that day. Those received after 4:00 p.m. will be processed the next day.

Quality

         98% to 100% of the transactions are processed error free.

ALLOCATION CHANGES:

Timeliness

         100% of all allocation changes (both written and telephone) received prior to 4:00 p.m. will be processed that day. Those received after 4:00 p.m. will be processed the next day.

Quality

         98% to 100% of the transactions are processed error free.

REQUESTS FOR WRITTEN RESPONSE:

Timeliness

         Written or phone requests that require written response are completed within one (1) business day or when promised to the customer.

Quality

         98% to 100% of all responses to the inquirer are error free.


ADDITIONAL REQUIREMENTS:

Timeliness

         100 % of requests for additional requirements are completed within one
         (1) business day. Follow-ups on requests for additional requirements are made within 15 business days.
Quality

         98% to 100% of all follow-ups are processed  error free.


CALL BACK:

Timeliness

         90% of call backs will be done the same day. 100% of call backs will be done in 24 hours.

PROBLEM RESOLUTION:

Timeliness

         90% of call backs will be in 24 hours. 100% of call backs will be done in 48 hours. If problem resolution exceeds 48 hours, the supervisor will be notified and involved.

Complaints:

Timeliness

         Verbal notification to Client Company within 24 hours of receipt. Written notification with any needed supporting documentation within 48 hours.

Quality

         100% of all applicable documentation will be forwarded to Client Company on all complaints.

                            BILLING AND COLLECTION

SUBSEQUENT LOCKBOX PREMIUMS:

Timeliness

         100% of all collections will be reconciled and applied to the policy on the day of receipt of the money if received by 4:00 p.m.

Quality

         98% to 100% of the transactions are processed same day, error free.

PAC/EFT PROCESSING:

Timeliness

         100% of PAC/EFT items received are processed prior to the day that the policy is scheduled to be billed.

Quality

         98% to 100% of the transactions are processed error free

PAC/EFT RETURNED ITEM PROCESSING:

Timeliness

         95% of all returned PAC/EFT will be processed within one (1) business day following receipt if received by 2:00 p.m. 100% will be processed within two (2) business days.

Quality

         98% to 100%  of the transactions are processed error free.

NSF CHECKS:

Timeliness

         100% of processing will be completed within one (1) business day following notification of bad check.

Quality

         98% to 100% of the transactions are processed error free.

PROCESSING GROUP BILLS:

Timeliness

         100 % of group bills are mailed within one (1) business day of printing.

Quality

         98% to 100% of the bills are printed error free.

PROCESSING AUTOMATIC REMINDER NOTICES:

Timeliness

         100% of notices are mailed within one (1) business day of printing.

Quality

         98% to 100% of the notices are printed error free.


PROCESSING NON-FINANCIAL CHANGES:
(MODE CHANGES, BANK CHANGES, ADDITIONS OR DELETIONS FROM GROUP)

Timeliness

         100% of changes are completed on the day of receipt in good order by 2:00 p.m.

Quality

         98% to 100% of the transactions are processed error free.

                                 DISBURSEMENTS

CASH LOAN/PARTIAL WITHDRAWALS:

Timeliness

         100% of all cash loans/partial withdrawals will be processed the day of receipt in good order by 2:00 p.m.

Quality

         98% to 100% of transactions are processed error free.

CASH SURRENDERS/1035'S:

Timeliness

         100% of all surrenders/1035's will be processed the day of receipt in good order by 2:00 p.m.

Quality

         98% to 100% of transactions are processed error free.

DEATH CLAIMS:

Timeliness

         100% of death claims will be processed on the day of payment notification by the Client Company claims department by 2:00 p.m.

Quality

         98% to 100% of transactions are processed error free.

                                                                       EXHIBIT E


                  CERTIFICATE OF REGISTRATION AND SURETY BOND

                                STATE OF WYOMING
                              INSURANCE DEPARTMENT
                            CHEYENNE, WY  82002-0440


                          CERTIFICATE OF REGISTRATION


This application, made pursuant to Wyoming Insurance Department Regulations, is submitted for the purpose of registering an administrator for__________________________________________________________________________
                                   Insurer
of___________________________________________________________________________,
                               Street Address
_____________________________________________________________________________.

         City, State and Zip Code

1.       Name of Administrator_______________________________________________

2.       Principal administrative office address_____________________________

         ____________________________________________________________________

3.       Administrator's telephone number____________________________________

4. List names, addresses and titles of all officers if a corporation, partners if a partnership and proprietor if a sole proprietorship.

         ____________________________________________________________________

         ____________________________________________________________________

         ____________________________________________________________________

         ____________________________________________________________________

5. Is it understood that, by filing this registration with the insurance commissioner, the insurer agrees that any violation of the Wyoming Insurance Code, any lawful rule or final order of the commissioner or any final judgment or decree made by any court committed by the administrator while acting within its apparent scope of authority for the insurer shall be deemed to be a violation of said code by the insurer?

         . . . . . . . . . . . . . . . . . . . . . . .  (   ) Yes     (   ) No

I,________________________________________________________ , on behalf of

         Name
_______________________________________________________________________,

         Insurer

certify that the Administrator designated herein is competent, trustworthy, financially responsible and of good reputation. Attached hereto is a written description of the functions to be performed by said Administrator and copy of bond.



                  ---------------------------------------------------
                           Signature


                  ---------------------------------------------------
                           Title


ACKNOWLEDGEMENT:

State of___________________________________

County of__________________________________

The foregoing instrument was acknowledged before me this _____ day of ___________________, 19___. Witness my hand and official seal.



                  ------------------------------------------
                          Notary Public

My commission expires: ____________________________

                        THIRD PARTY ADMINISTRATORS BOND

                                STATE OF WYOMING

                                     Bond No.  _________________________________


KNOW ALL MEN BY THESE PRESENTS that_________________________, as Principal, and
_______________________________________________________________________________
_____________, a Surety, a corporation of the State of
______________________________________________________________ are held and firmly bound unto the State of Wyoming as obligee in the sum of __________________________________(Dollars) ($__________) for which sum well and truly to be paid, said Principal hereby binds himself, his heirs, executors, administrators, successors and assigns and the said surety binds itself and its successors and assigns jointly and severally, firmly by these presents.

THE CONDITION OF THIS OBLIGATION IS SUCH that WHEREAS the above bounden has obtained or is about to obtain a Certificate of Registration to do business as a Third Party Administrator in the State of Wyoming.

NOW THEREFORE, if the said____________________________________________________
shall observe and honestly comply with all requirements as set forth by Statute of the State of Wyoming and any regulations issued by the Insurance Commissioner of the State of Wyoming as they presently exist or to be effective at a later date and shall honestly and faithfully fulfill all obligations and properly account for all funds under their control as a Third Party Administrator then this obligation to be void otherwise to remain in full force and effect.

                                                                   SCHEDULE 5.04


                 CLIENT COMPANY'S AUTHORIZED REPRESENTATIVES

Robin I. Marsden, President & Chief Executive Officer
Ronald S. Scowby, Chairman
Mitchell R. Katcher, Senior Executive Vice President
Thomas Fileccia, VP - Operations
James F. Bronsdon, VP - Legal

                                                               SCHEDULE 14.05(c)


                              EVENT OF BANKRUPTCY


An Event of Bankruptcy occurs when a party or any person controlling a party: suspends payment of its debts; is generally, not paying, is unable to pay, or admits in writing its inability to pay its debts as they become due; files, or consents by answer or otherwise to the filing against it of a petition or application for relief or reorganization, arrangement or winding-up or any other petition in bankruptcy, insolvency, administration or full liquidation or takes advantage of any bankruptcy, insolvency, reorganization, administration, arrangements, examination, readjustment of debt, dissolution, liquidation, moratorium or other similar law of any jurisdiction; makes an assignment for the benefit of its creditors, or proposes or enters into any compromise or composition or arrangement for the benefit of its creditors generally or any class of its creditors, consents to the appointment of a custodian, judicial manager, receiver, administrative receiver, manager, administrator, examiner, liquidator, trustee or other officer with similar powers with respect to or with respect to any substantial part of its properties; is adjudicated as insolvent or to be liquidated; takes corporate action for the purpose of any of the foregoing; an attachment, execution, restraint or any similar proceeding is levied or enforced upon or sued out against, or an encumbrance attaches or takes possession of, all or a substantial part of the property or the revenues therefrom of the party or any subsidiary and the same remains in effect for more than or is not satisfied, removed or discharged within a period of sixty
(60) days; or all or any substantial part of the property or the revenues therefrom of the party or any subsidiary shall be sequestered by court order and such order remains in effect for more than sixty (60) days; a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the party or any of its subsidiaries, a custodian, judicial manager, receiver, administrative receiver, manager, liquidator, trustee or other officer with similar powers with respect to any substantial part of its property; a court or governmental authority of competent jurisdiction issues an order for relief or approving a petition for relief or reorganization or any other petition or application for bankruptcy, insolvency, reorganization, administration, arrangement, liquidation or winding-up or under similar law or procedure, or for liquidation or takes advantage of bankruptcy, insolvency or other similar law of any jurisdiction, ordering the dissolution, winding-up or the creditation of the party or any subsidiary, or any such petition shall be filed against the party or person controlling the party or any subsidiary thereof and such petition shall not be dismissed within sixty (60) days; or, in the case of an insurance company or insurance holding company, any action taken or order issued under applicable laws which is similar to any of the foregoing.